Exhibit 15.1

January 16, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Re:	The Goldman Sachs Group, Inc.
Registration Statements on Form S-8
(No. 333-42068)
(No. 333-80839)

Registration Statements on Form S-3
(No. 333-49958)
(No. 333-34042)
(No. 333-90677)
(No. 333-75213)
(No. 333-36178)

Commissioners:

We are aware that our report dated January 12, 2001 on our review of the consolidated statements of financial condition of SLK LLC and Subsidiaries as of June 30, 2000 and June 30, 1999, and the related consolidated statements of income, changes in members’ equity and cash flows for each of the nine month periods then ended are incorporated by reference in the registration statements referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, such reports should not be considered a part of such registration statements and are not reports within the meaning of Sections 7 and 11 of that Act.

Yours very truly,

/s/ PricewaterhouseCoopers LLP